Exhibit 10.4

BUCYRUS INTERNATIONAL, INC.

DEFERRED COMPENSATION PLAN

Effective January 1, 2007

Amended and Restated Effective February 1, 2010

BUCYRUS INTERNATIONAL, INC.

DEFERRED COMPENSATION PLAN

Bucyrus International, Inc. (the “Company”) has established the Bucyrus International, Inc. Deferred Compensation Plan (the “Plan”) with respect to amounts deferred by eligible participants after December 31, 2006. The Plan is intended to promote the best interests of the Company and its Affiliates by attracting and retaining key management employees possessing a strong interest in the successful operation of the Company and its Affiliates and encouraging their continued loyalty, service and counsel to the Company and its Affiliates. The terms and conditions of the Plan are set forth below.

The Plan was last amended and restated effective January 1, 2008, to incorporate the provisions required or permitted by the final regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended, as well as to clarify certain other provisions of the Plan.

The Plan is amended and restated effective February 1, 2010, to modify the rules governing the eligibility of employees.

ARTICLE I. DEFINITIONS AND CONSTRUCTION

Section 1.01. Definitions.

The following terms have the meanings indicated below unless the context in which the term is used clearly indicates otherwise:

(a) Account: The record keeping account or accounts maintained to record the interest of each Participant under the Plan. An Account is established for record keeping purposes only and not to reflect (or require) the physical segregation of assets on the Participant’s behalf. To the extent relevant with respect to any Participant, the Participant’s overall Account may consist of such subaccounts or balances as the Administrator may determine to be necessary or appropriate.

(b) Administrator: The Bucyrus International, Inc. Benefits Committee or such other committee as may be appointed by the Committee to administer the Plan. Administrator action under the Plan is subject to the rules and restrictions set forth in Section 6.01.

(c) Affiliate: A corporation, partnership, joint venture, trust, association or other trade or business that, with the Company, forms part of a controlled group of corporations, group of trades or businesses under common control, within the meaning of Code Section 414(b) or (c); provided that, for purposes of determining whether a Participant has incurred a Separation from Service, the phrase “at least 50 percent” shall be used in place of the phrase “at least 80 percent” each place it appears therein or in the regulations thereunder.

(d) Annual Bonus Award: Any cash incentive awarded to an Eligible Employee with respect to a calendar year, whether or not such award is actually paid to the Eligible Employee during such Plan Year, but not including any commission payments.

(e) Annual Bonus Deferral: See Section 1.01(m)(ii).

(f) Base Pay: An Eligible Employee’s taxable cash base compensation (reportable on Form W-2) for the Plan Year or scheduled pay period, prior to reduction for any contributions by the Eligible Employee to this Plan or amounts deferred by the Eligible Employee under Code Sections 125, 132(f) or 401(k), but exclusive of all forms of extra compensation such as bonuses, commissions, overtime, moving expenses, pay for unused vacations, excess insurance premiums, safety cash awards, meal allowances, reimbursed expenses, termination pay, moving pay, commuting expenses, severance pay, non-elective deferred compensation payments or accruals, stock options or restricted stock, or the value of any other employer-provided fringe benefits or coverage, all as determined in accordance with such uniform rules, regulations or standards as may be prescribed by the Administrator.

(g) Base Pay Deferral: See Section 1.01(m)(i).

(h) Beneficiary: The person or entity designated by a Participant to be the Participant’s beneficiary for purposes of this Plan. If no Beneficiary has been designated when Plan benefits become payable upon the death of a Participant, or if the Participant’s designated

Beneficiary(ies) does not survive the Participant, then the Participant’s spouse, or if the Participant is not married on the date of his or her death, the Participant’s estate, shall be the Beneficiary. Beneficiary designations shall be filed with the Administrator, in writing, in such form as the Administrator may prescribe for this purpose, and shall become effective only if received by the Administrator while the Participant is living.

(i) Board: The Board of Directors of the Company.

(j) Code: The Internal Revenue Code of 1986, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Code shall be deemed to include reference to any successor provision thereto.

(k) Committee: The Compensation Committee of the Board.

(l) Company: Bucyrus International, Inc. or any successor thereto.

(m) Deferral: An amount credited, in accordance with a Participant’s election, to the Participant’s Account under the Plan in lieu of the current payment of an equal amount of cash compensation to the Participant. Deferrals include the following:

(i)	Base Pay Deferral: A deferral of a portion of an Eligible Employee’s Base Pay in accordance with Section 3.01.

(ii)	Annual Bonus Deferral: A deferral of a portion of an Eligible Employee’s Annual Bonus Award in accordance with Section 3.02.

(n) Eligible Employee: A common law employee of a Participating Employer who satisfies the requirements of Section 2.01.

(o) ERISA: The Employee Retirement Income Security Act of 1974, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of ERISA shall be deemed to include reference to any successor provision thereto.

(p) Investment Options: The hypothetical investment options established by the Administrator from time to time (which may, but need not, be based upon one or more of the investment options available under the Salaried Savings Plan).

(q) Matching Contribution Credits: The amounts (if any) credited to a Participant’s Account in accordance with Section 3.03.

(r) Participant: An Eligible Employee (or former Eligible Employee) with an undistributed Account balance under the Plan.

(s) Participating Employer: The Company and each Affiliate that, with the consent of the Company, participates in the Plan for the benefit of one or more Participants.

(t) Plan Year: The 12-month period beginning on January 1 of each year and ending on December 31 of the same year.

(u) Salaried Savings Plan: The Bucyrus International, Inc. Salaried Employees’ Savings Plan, as amended and in effect from time to time, or any successor thereto.

(v) Separation from Service: The date on which a Participant terminates employment from the Company and its Affiliates. A Participant is deemed to have terminated employment as of the date after which the level of bona fide services that the Participant would perform (whether as an Employee or independent contractor) permanently decreases to 20% or less of the average level of bona fide services performed by the Participant (whether as an Employee or independent contractor) over the immediately preceding 36 month period (or such lesser period of actual services). Notwithstanding the foregoing, a Participant shall not incur a Separation from Service if the Participant is absent from active employment due to military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed the greater of (1) six (6) months, or if the leave of absence is due to the Participant’s medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of six (6) months or more, and such impairment causes the Participant to be unable to perform the duties of his position with the Company or an Affiliate or a substantially similar position of employment, then the leave period may be extended for up to a total of twenty-nine (29) months; or (2) the period during which the Participant’s right to reemployment by the Company or an Affiliate is provided either by statute or by contract. If the period of leave exceeds the applicable time period set forth above and the individual does not retain the right to reemployment under an applicable statute or by contract, the employment relationship is deemed terminated on the first date immediately following the end of the leave period set forth above. Notwithstanding the foregoing, if a Participant is also providing services as an independent contractor of the Company and its Affiliates while an employee, or if the Participant becomes an independent contractor to the Company or its Affiliates after ceasing employment, the Participant will incur a Separation from Service on the date prescribed by Code Section 409A. The Administrator shall make determinations regarding whether a Participant has incurred a Separation from Service in accordance with the regulations promulgated under Code Section 409A.

(w) Valuation Date: Any date on which a Participant’s Account is valued, which shall be each business day of a Plan Year unless determined otherwise by the Administrator or the Committee.

Section 1.02. Construction and Applicable Law.

(a) Wherever any words are used in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are use in the singular or the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. Titles of articles and sections are for general information only, and the Plan is not to be construed by reference to such items.

(b) This Plan is intended to be a plan of deferred compensation maintained for a select group of management or highly compensated employees as that term is used in ERISA, and shall be interpreted so as to comply with the applicable requirements thereof. In all other respects, the Plan is to be construed and its validity determined according to the laws of the State of Wisconsin (without reference to conflict of law principles thereof) to the extent such laws are not preempted by federal law, and any action for benefits under the Plan or to enforce the terms of the Plan shall be heard in the State of Wisconsin by the court with jurisdiction over the claim. In case any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, but the Plan shall, to the extent possible, be construed and enforced as if the illegal or invalid provision had never been inserted.

ARTICLE II. PARTICIPATION

Section 2.01. Eligibility.

An employee shall be an Eligible Employee only if (a) the employee is classified by a Participating Employer as a U.S. common-law employee and (b) is employed in a position with such global grade as is designated by the Chief Executive Officer and Senior Vice President of Human Resources of the Company from time to time as being eligible for the Plan; provided, however, that each employee who is an officer of the Company shall be automatically eligible to participate in the Plan. In addition, in the event of an acquisition by the Company of another entity (“Predecessor Employer”), whether by stock or asset purchase, merger, or otherwise, the Chief Executive Officer and Senior Vice President of Human Resources of the Company may allow, in their sole discretion, an employee of the Predecessor Employer who becomes employed by a Participating Employer, and who was participating in a deferred compensation program or plan sponsored by such Predecessor Employer immediately prior to the acquisition, to participate in the Plan with respect to (i) only such employee’s existing balance in the Predecessor Employer’s program or plan, which will be deemed transferred to this Plan, (ii) only for new contributions to the Plan, or (iii) a combination of (i) and (ii). Notwithstanding any of the foregoing, if an employee ceases to be an Eligible Employee, the deferral election then in effect shall continue to be honored, but the individual shall not be eligible to make a new deferral election after the date the employee ceases to be an Eligible Employee.

Section 2.02. Initial Participation Date.

An Eligible Employee shall become a Participant on the first day of the month coincident with or next following the date the individual first performs an hour of service as an Eligible Employee.

ARTICLE III. EMPLOYEE DEFERRED COMPENSATION

Section 3.01. Deferrals of Base Pay.

(a) Amount. A Participant may elect, in such form and manner as the Administrator may prescribe, to defer payment of a portion of the Base Pay that would otherwise be paid to the Participant. A Participant’s election shall specify either a fixed dollar amount or a percentage (in increments of 1% to a maximum of 50%, or such other percentage specified by the Administrator) of the Participant’s Base Pay that the Participant wishes to defer. The Administrator may unilaterally decrease a Participant’s elected Base Pay Deferral amount or percentage, but only if and to the extent that such adjusted amount or percentage is necessary in order to provide the Participant with non-deferred compensation that is sufficient to accommodate withholdings required under applicable law or other authorized withholdings and if such adjustment is consistent with the requirements of Code Section 409A. The minimum yearly Base Pay Deferral is $5,000 (or if the Participant has designated a percentage of Base Pay to be deferred, the percentage that, when applied to the Participant’s Base Pay at the time the Base Pay Deferral election is made, is expected to result in an yearly Annual Pay Deferral of at least $5,000).

(b) Timing of Initial Deferral Election. In the case of a Participant who becomes eligible to participate in the Plan for the first time (and who is not eligible under any other plan that, for purposes of Code Section 409A, is aggregated with this Plan) and who makes a Base Pay Deferral election within thirty (30) days of his or her initial participation date, the Participant’s validly executed Base Pay Deferral election shall become effective with respect to Base Pay attributable to services to be performed beginning with the payroll period subsequent to the date on which the Participant’s election is filed with the Administrator. If the Participant does not submit a Base Pay Deferral election during the initial 30-day election period described above, the Participant may thereafter elect to defer payment of Base Pay by submitting a validly executed Base Pay Deferral election to the Administrator. Such Base Pay Deferral election shall become effective and shall apply only to Base Pay attributable to services performed on or after January 1 of the calendar year following the calendar year during which the election is received and accepted by the Administrator, or as soon thereafter as practicable; provided that, for this purpose, the first paycheck in January shall be treated as if it were paid for services performed on and after January 1, even if such paycheck covers services performed in the prior December.

(c) Carry-Over of Base Pay Deferral Election from Year to Year. A Participant’s Base Pay Deferral election will not carry over from year to year. A Participant must make a new election in accordance with subsection (d) with respect to each calendar year.

(d) Change In Base Pay Deferral Election. A Participant may continue or change his or her Base Pay Deferral election only by filing notice of such change with the Administrator, in such form as the Administrator may prescribe, by December 31 (or by such earlier date as the Administrator shall require) of the calendar year preceding the calendar year in which the continuation of or change in the Participant’s Base Pay Deferral is to take effect. Except as provided in Section 3.04, a Participant’s Base Pay Deferral election, once effective with respect to a calendar year, may not be revoked or modified with respect to Base Pay attributable to services performed in that calendar year.

Section 3.02. Deferrals of Annual Bonus Awards.

(a) Amount. A Participant may irrevocably elect, in such form and manner as the Administrator may prescribe, to defer payment of a portion of the cash Annual Bonus Award that may be awarded and that would otherwise be paid to the Participant with respect to any calendar year. A Participant’s election shall specify either a fixed dollar amount or a percentage (in increments of 1% to a maximum of 100%, or such other amount or percentage as may be established by the Administrator, or as may be necessary in order to comply with applicable withholding obligations, whether attributable to withholdings required under applicable law or other authorized withholdings) of the Participant’s Annual Bonus Award that the Participant wishes to defer.

(b) Timing of Deferral Election – General Rule. In the case of any Annual Bonus Award that does not constitute performance-based compensation for purposes of Code Section 409A, a validly executed Deferral election shall be effective only if the Deferral election is received and accepted by the Administrator prior to the last day of the calendar year preceding the calendar year in which the Participant begins to perform the services on which the Annual Bonus Award is based.

(c) Timing of Deferral Election – Performance Award. In the case of any Annual Bonus Award that constitutes performance-based compensation for purposes of Code Section 409A, a validly executed Deferral election shall become effective with respect to the Annual Bonus Award that may be awarded to the Participant with respect to a calendar year if the Participant’s Deferral election is received and accepted by the Administrator at least six (6) months prior to the end of the (calendar year) performance period for the bonus, or by such earlier (but not later) date as the Administrator may establish; provided that the Participant has continuously performed services from the later of the beginning of the performance period or the date the performance criteria are established through the date of such election and, the election shall not apply to any portion of the Annual Bonus Award that is readily ascertainable as of the date of such election.

(d) Change in Deferral Election. Except as provided in Section 3.04, a Participant’s Annual Bonus Award election, once effective with respect to a calendar year, may not be revoked or modified with respect to such Annual Bonus Award. A Participant’s election to defer an Annual Bonus Award shall be effective only for the performance period to which the election relates, and shall not carry over from year to year.

Section 3.03. Matching Contribution Credits.

(a) Amount and Timing of Allocation. The Administrator will also credit to the Account of each Participant a Matching Contribution Credit (denominated in cash) on Base Pay Deferrals and/or Annual Bonus Deferrals made under this Plan during any Plan Year. The Matching Contribution Credit will be equal to fifty percent (50%) of the total amount deferred into the Plan for the Plan Year, provided that such Matching Contribution Credit shall not exceed three percent (3%) of the Participant’s Base Pay and Annual Bonus that is in excess of the dollar limit on compensation imposed by Code Section 401(a)(17) for such Plan Year. The Matching Contribution Credit will be allocated as of the last day of the Plan Year, or on such other periodic basis as is determined by the Administrator.

(b) Vesting. A Participant will be vested in any Matching Contribution Credits, and any earnings attributed to them, to the same extent that the Participant would have been vested in such Matching Contributions Credits, and any earnings thereon, if such Matching Contribution Credits had been made to the Salaried Savings Plan. Service with DBT America Inc. and its affiliates shall count as vesting service under this Plan.

Section 3.04. Cancellation of Deferral Elections.

Notwithstanding the general rule that a Participant’s deferral election is irrevocable:

(a) In the event that a Participant receives a distribution on account of “hardship” under the Salaried Savings Plan or any other qualified plan maintained by the Company or an Affiliate that includes a qualified cash or deferred arrangement under Code Section 401(k) where such plan requires the Participant to cease non-qualified plan deferrals as a condition of receiving the distribution, then the Participant’s Base Pay Deferral election under this Plan, and any Annual Bonus Deferral election under this Plan that relates to a bonus to be paid within six (6) months following the date of such hardship distribution, shall be terminated (and not merely suspended).

(b) In the event that a Participant incurs a disability, the Participant may cancel his or her Base Pay Deferral election and/or Annual Bonus Deferral election under this Plan, provided such cancellation occurs no later that the end of the calendar year in which the Participant becomes disabled, or if later, by the 15th day of the third month following the date the Participant becomes disabled. The Participant will be considered disabled if, as a result of any medically determinable physical or mental impairment, the Participant is unable to perform the duties or his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months. A Participant who requests that his or her deferrals cease as a result of a disability shall provide such medical and other information as is requested by the Administrator in order for the Administrator to make the disability determination.

Any Deferral election made after termination of a Deferral election will be considered an “initial deferral election” that is subject to the rules of Code Section 409A and the regulations promulgated thereunder with respect to “initial deferral elections.”

ARTICLE IV. ACCOUNTING AND HYPOTHETICAL INVESTMENT ELECTIONS

Section 4.01. Investment Options.

The Administrator may designate two or more Investment Options; provided that until such time as the Administrator has designated two or more Investment Options, a Participant’s undistributed Account will be credited with interest equivalent at a rate that, for any Plan Year, is the same as the interest crediting rate under the cash balance component of the Bucyrus International, Inc. Salaried Employees’ Retirement Plan . The Administrator’s designation of an Investment Option does not imply any obligation on the part of Participating Employers to set aside or otherwise invest funds in the designated Investment Option. An Investment Option serves merely as a device for determining the amount of deemed investment gain or loss to be credited or charged to a Participant’s Account. Further, the Administrator may at any time modify the roster of available Investment Options, including the elimination of any Investment Option that was previously available under the Plan.

Section 4.02. Participant Investment Elections.

(a) In accordance with uniform rules prescribed by the Administrator, which shall permit Participants to make investment directions at least annually, each Participant shall designate, in writing or in such other manner as the Administrator may prescribe, how his or her Account shall be deemed to be invested among the Investment Options. If the Participant fails to make a timely and complete investment designation, he or she shall be deemed to have elected that 100% of his or her Account (or if applicable, future Deferrals or credits) be credited to the default Investment Option specified by the Administrator.

(b) When selecting more than one Investment Option, the Participant shall designate, in whole multiples of 1% or such other percentage determined by the Administrator, the percentage of his or her Account (or the percentage of future Deferrals or credits) to be allocated to each Investment Option.

(c) A Participant’s investment election or deemed investment election shall become effective on the date established by the Administrator for this purpose, and shall remain in effect unless and until modified by a subsequent election that becomes effective in accordance with the rules of this subsection.

(d) Other than a reallocation of a Participant’s Account pursuant to a revised investment election submitted by the Participant, the deemed investment allocation of a Participant will not be adjusted to reflect differences in the relative investment return realized by the various hypothetical Investment Options that the Participant has designated, i.e., the Participant’s Account will not be periodically “rebalanced” to return the investment allocation of the Participant’s Account to the investment allocation in effect on the effective date of the Participant’s more recent investment election.

Section 4.03. Allocation of Deemed Investment Gain or Loss.

As of each Valuation Date, the Account of each Participant will be credited (or charged) based upon the investment gain (or loss) that the Participant would have realized with respect to his or her Account since the immediately preceding Valuation Date had the Account been invested in accordance with the terms of the Plan and the Participant’s actual or deemed investment election.

Section 4.04. Accounts are For Record Keeping Purposes Only.

Plan Accounts and the record keeping procedures described herein serve solely as a device for determining the amount of benefits accumulated by a Participant under the Plan, and shall not constitute or imply an obligation on the part of a Participating Employer to fund such benefits. In any event, a Participating Employer may, in its discretion, set aside assets and/or contribute to a trust assets equal to part or all of such account balances and invest such assets in life insurance or any other investment deemed appropriate. Any such assets held by a Participating Employer or in a trust shall be and remain the sole property of the Participating Employer or the trust, as applicable, and a Participant shall have no proprietary rights of any nature whatsoever with respect to such assets.

ARTICLE V. DISTRIBUTION OF ACCOUNTS

Section 5.01. Distribution Election and Procedure.

(a) Election. A Eligible Employee shall make a distribution election with respect to his or her vested Account at the same time the Eligible Employee makes his or her first deferral election, and such election shall be irrevocable as of the date the Eligible Employee’s first deferral election is irrevocable. The election shall be in such form as the Administrator shall prescribe. The distribution election shall specify whether payment of the Participant’s benefits are to begin upon the Participant’s Separation from Service, or such later age as is specified by the Participant, and shall specify that distribution of the Participant’s Account will be made in accordance with one of the following options:

(i)	A single lump sum payment of the vested Account, valued as of the Valuation Date immediately preceding distribution; or

(ii)	5 annual installments of the vested Account, with the amount of each installment equal to the balance of the Participant’s Account as of the December 31 immediately preceding the distribution date divided by the number of installments remaining to be paid (and with the final distribution being equal to the balance in the Participant’s Account as of the Valuation Date immediately preceding the distribution date); or

(iii)	10 annual installments of the vested Account, with the amount of each installment equal to the balance of the Participant’s Account as of the December 31 immediately preceding the distribution date divided by the number of installments remaining to be paid (and with the final distribution being equal to the balance in the Participant’s Account as of the Valuation Date immediately preceding the distribution date).

In the absence of a distribution election, the Participant will be deemed to have elected to receive payment in the form of a single lump sum upon Separation from Service.

(b) Modified Distribution Election.

(i)	Prior to January 1, 2008. Provided that distribution of a Participant’s Account has not been commenced and is not scheduled to commence during 2007, a Participant may change his or her distribution election until December 31, 2007.

(ii)	After December 31, 2007. After December 31, 2007, a Participant may change his or her distribution election (regarding the time or form of payment or both) only in accordance with the following rules:

(A)	the revised distribution election must be made at least twelve (12) months prior to the date on which the payment was scheduled to be paid (or begin to be paid, if installments were elected) and may not be given effect until the end of such twelve (12) month period; and

(B)	the date of distribution must be delayed for at least five (5) years from the date on which the payment was scheduled to be paid (or begin to be paid, if installments were elected).

(c) Distribution Commencement Date. Distribution of the Participant’s vested Account will be made or commence in the later of (i) February of the calendar year following the calendar year in which the Participant’s Account becomes payable, or (ii) if the Account is payable as a result of the Participant’s Separation from Service, the seventh month following the month in which the Participant’s Separation from Service occurs (other than as a result of death); or in each case as soon thereafter as is administratively practicable, but not later than the end of the calendar year in which the payment is scheduled to occur. For any Participant whose vested Account is distributable in annual installments, each annual installment after the initial payment will be paid in February of each succeeding year, or as soon thereafter as is administratively practicable, but not later than the end of the calendar year.

(d) Form of Distribution, All payments shall be made in cash.

(e) Distribution of Small Benefits. Notwithstanding anything to the contrary herein, including any election made by a Participant as to the form or time of distribution, if the balance of a Participant’s Account, when added to the balance of any other account maintained on behalf of the Participant under a plan that is required to be aggregated with this Plan under Code Section 409A, is equal to or less than $10,000, as of the Valuation Date immediately preceding such Participant’s Separation from Service, the vested balance of such Participant’s Account shall be distributed in a lump sum upon the Participant’s Separation from Service (subject to the timing rules of Section 5.01(c))

(f) Acceleration of Payments. Notwithstanding any other provision of the Plan, if the Committee determines that all or any portion of a Participant’s Account is required to be included in the Participant’s income as a result of a failure to comply with the requirements of Code Section 409A and the regulations promulgated thereunder, the Company or applicable Affiliate shall immediately make distribution from the Plan to the Participant or Beneficiary, in one lump sum, of the amount (but not exceeding the amount) that is required to be included in income as a result of the failure to comply with the requirements of Code Section 409A.

(g) Distribution of Remaining Account Following Participant’s Death. In the event of the Participant’s death, the Participant’s remaining undistributed interest will be distributed to the Participant’s Beneficiary in a single sum on the first day of the fourth month following the month of the Participant’s death (the “Scheduled Payment Date”), or as soon thereafter as is administratively practicable, but not later than the end of the calendar year in which the Scheduled Payment Date occurs, or if later, by the 15th day of the third month following the Schedule Payment Date. In no event shall the Beneficiary be permitted to designate the taxable year in which such payment will be made.

Section 5.02. Hardship Withdrawals.

A Participant who has incurred an “unforeseeable emergency” may request, and the Committee may (but need not) approve a distribution of part or all of the Participant’s vested Account balance, in accordance with and subject to the limitations set forth in this Section. An “unforeseeable emergency” means a severe financial hardship to the Participant resulting from any of the following: an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Code Section 152 without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B)); loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined by the Administrator in accordance with Code Section 409A. The amount authorized by the Committee for distribution with respect to an emergency may not exceed the amounts reasonably necessary to satisfy the emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets, to the extent that liquidation of such assets would not itself cause severe financial hardship, or by cessation of deferrals under the Plan.

ARTICLE VI. GENERAL PROVISIONS

Section 6.01. Administration.

The Committee or, subject to such rules as the Committee may prescribe, the Administrator shall administer and interpret the Plan and supervise preparation of Participant elections, forms, and any amendments thereto. The Committee or, subject to such rules as the Committee may prescribe, the Administrator may, in their discretion, delegate any or all of their authority and responsibility, and to the extent of any such delegation, any references herein to the Committee and/or the Administrator shall be deemed references to such delegee; provided that any such delegee shall not act in any non-ministerial fashion in a matter affecting the delegee’s own participation or interest in the Plan. Interpretation of the Plan shall be within the sole discretion of the Committee or, subject to such rules as the Committee may prescribe, the Administrator, and any interpretations, actions, decisions or findings of the Committee or Administrator shall be final and binding upon each Participant and Beneficiary. The Committee or, subject to such rules as the Committee may prescribe, the Administrator may adopt and modify rules and regulations relating to the Plan as they deems necessary or advisable for the administration of the Plan. Notwithstanding anything to the contrary, the Administrator shall not act in any non-ministerial fashion in any matter that affects one or more of the members of the committee that is the Administrator (unless such action affects all Participants uniformly) and any such action will be taken or decision made by the Committee

Section 6.02. Restrictions to Comply with Applicable Law.

Notwithstanding any other provision of the Plan, the Participating Employers shall have no obligation to make any payment if such payment would violate Federal securities laws or any other applicable law; provided that payment shall be made at the earliest date on which the Company reasonably anticipates that the making of the payment will not cause such violation. The Committee or the Administrator shall have the right to restrict any transaction, or impose other rules and requirements, consistent with Code Section 409A, to the extent it deems necessary or desirable in order to comply with any law or exemption.

Section 6.03. Claims Procedures.

(a) If a Participant or Beneficiary (the “claimant”) believes that he or she is entitled to a payment under the Plan that is not provided, the claimant or his or her legal representative shall file a written claim for such payment with the Administrator; provided that if the claimant is a member of the committee that comprises the Administrator, the claim shall be submitted directly to the Committee and all references in this subsection (a) to the Administrator shall instead refer to the Committee. Such claim shall be filed no later than 90 days following the latest date on which the payment should have been made. The Administrator shall review the claim within 60 days following the date of receipt of the claim. If the claimant’s claim is denied in whole or part, the Administrator shall provide written notice to the claimant of such denial. The written notice shall include the specific reason(s) for the denial; reference to specific Plan provisions upon which the denial is based; a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and a description of the Plan’s review procedures (as set forth in subsection (b)) and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse determination upon review.

(b) The claimant has the right to appeal the Administrator’s decision by filing a written appeal to the Committee within 60 days after claimant’s receipt of the decision or deemed denial, but in order to avoid penalties under Code Section 409A, no later than 180 days after the latest date the payment at issue should have been made. The claimant will have the opportunity, upon request and free of charge, to have reasonable access to and copies of all documents, records and other information relevant to the claimant’s appeal. The claimant may submit written comments, documents, records and other information relating to his or her claim with the appeal. The Committee will review all comments, documents, records and other information submitted by the claimant relating to the claim, regardless of whether such information was submitted or considered in the initial claim determination. The Committee shall make a determination on the appeal within 60 days after receiving the claimant’s written appeal; provided that the Administrator may determine that an additional 60-day extension is necessary due to circumstances beyond the Committee’s control, in which event the Committee shall notify the claimant prior to the end of the initial period that an extension is needed, the reason therefor and the date by which the Committee expects to render a decision. If the claimant’s appeal is denied in whole or part, the Committee shall provide written notice to the claimant of such denial. The written notice shall include the specific reason(s) for the denial; reference to specific Plan provisions upon which the denial is based; a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim; and a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA.

(c) If the Administrator fails to render a decision on a claimant’s initial claim for benefits under the Plan or the Committee fails to render a decision on the claimant’s subsequent appeal of the Administrator’s decision, such claim or appeal will be deemed to be denied.

Section 6.04. Participant Rights Unsecured.

(a) Unsecured Claim. The right of a Participant or the Participant’s Beneficiary to receive a distribution hereunder shall be an unsecured claim, and neither the Participant nor any Beneficiary shall have any rights in or against any amount credited to his or her Account by a Participating Employer or to any other specific assets of a Participating Employer. The right of a Participant or Beneficiary to the payment of benefits under this Plan shall not be assigned, encumbered, or transferred, except by will or the laws of descent and distribution. The rights of a Participant hereunder are exercisable during the Participant’s lifetime only by the Participant or his or her guardian or legal representative.

(b) Contractual Obligation. Each Participating Employer shall be responsible for the payment of benefits attributable to Participants in its employ. A Participating Employer may authorize the creation of a trust or other arrangements to assist it in meeting the obligations created under the Plan. However, any liability to any person with respect to the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan. No obligation of a Participating Employer shall be deemed to be secured by any pledge of, or other encumbrance on, any property of a Participating Employer. Nothing contained in this Plan and no action taken pursuant to its terms shall create or be construed to create a trust of any kind, or a fiduciary relationship between a Participating Employer and any Participant or Beneficiary, or any other person.

Section 6.05. Distributions for Tax Withholding and Payment.

(a) Notwithstanding the time or schedule of payments otherwise applicable to the Participant, the Administrator may direct that distribution from a Participant’s vested Account be made (i) to pay the Federal Insurance Contributions Act (“FICA”) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2) with respect to compensation deferred under the Plan, (ii) to pay the income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of FICA taxes, and (iii) to pay the additional income tax at source on wages attributable to the “pyramiding” of Code Section 3401 wages and taxes; provided that the total amount distributed under this provision must not exceed the aggregate of the FICA tax and the income tax withholding related to such FICA tax. In addition or in the alternative, the Administrator may direct that all FICA taxes owed in connection with any allocation hereunder be withheld from other compensation owed to the Participant.

(b) The amount actually distributed to the Participant will be reduced by applicable tax withholding except to the extent such withholding requirements previously were satisfied in accordance with subsection (a) above.

Section 6.06. Amendment or Termination of Plan.

(a) The Committee may at any time amend the Plan, including but not limited to modifying the terms and conditions applicable to (or otherwise eliminating) Deferrals, Matching Contribution Credits or other credits to be made on or after the amendment date; provided, however, that no amendment or termination may reduce or eliminate any Account balance accrued to the date of such amendment or termination (except as such Account balance may be reduced as a result of investment losses allocable to such Account) and no amendment or termination may result in the cancellation of a deferral election except as set forth below.

(b) There shall be no time limit on the duration of the Plan. The Board may terminate the Plan at any time. In connection with the irrevocable termination of the Plan, amounts deferred under the Plan may be distributed in a lump sum, without regard to any distribution election in effect for a Participant or Beneficiary, if:

(i)

The lump sum distributions are paid at the time selected by the Board, which must be at least 12, but not more than 24, months after the Board takes all action to irrevocably terminate the Plan and (A) the termination of the Plan does not occur proximate to a downturn in the financial health of the Company and its Affiliates; (B) all plans or arrangements maintained by the Company and its Affiliates that would be required to be aggregated with this Plan under Code Section 409A are terminated and all benefits accrued thereunder paid in a lump sum; (C) no payments other than those payable under the pre-existing terms of the Plan are made within 12 months of the date on which the Plan is terminated; and (D) the Company and its Affiliates do not, for three years following the date of termination, maintain an arrangement that would be required to be aggregated with this Plan under Code Section 409A.

(ii)	The Plan is terminated within the 30 day period preceding a “change in control event” (in its entirety or only with respect to those Participants who experienced the change in control event) and (A) lump sum distributions are made to all Participants (or the Beneficiary of deceased Participants) who experience the change in control event; and (B) all other arrangements maintained by the Company and its Affiliates that are required to be aggregated with this Plan under Code Section 409A immediately following the change in control event are terminated and liquidated with respect to the Participants (or Beneficiaries of deceased Participants) who experienced the change in control event. For purposes of this Paragraph (ii), the term “change in control event” has the meaning specified by the Secretary of the Treasury for purposes of Code Section 409A. Payment shall be made no later than ten (10) business days following the occurrence of the change in control event. If payment is delayed beyond such payment deadline for any reason, the balance to be paid out shall become fixed and shall equal the balance of the Participant’s Account as of the date of the change in control event, except that such amount shall be increased in an amount equivalent to interest on such fixed amount, to the date of actual payment, at a rate equal to two times the applicable federal rate, as determined under Code Section 1274 as of the date of payment.

(iii)

The Plan is terminated within 12 months of a corporate dissolution that is taxed under Code Section 331 or upon approval of a bankruptcy court pursuant to Section 503(b)(1)(A) of Title 11 of the United States Code, and the lump sum payments are made at the time specified by the Board or approved by the bankruptcy court and must be included in the gross income of Participants and Beneficiaries by the latest of (i) the calendar year in which the Plan termination occurs, (ii) the first calendar year in which the amounts are no longer subject to a substantial risk of forfeiture, or (iii) the first calendar year in which the payment is administratively practicable.

(iv)	Except as provided in Paragraphs (i), (ii) and (iii) above or as otherwise permitted in regulations promulgated by the Secretary of the Treasury under Code Section 409A, any action that purports to terminate the Plan shall instead be construed as an amendment to discontinue further benefit accruals, other than for deferral elections in effect at the time of the Plan’s termination, but the Plan will continue to operate, in accordance with its terms as from time to time amended and in accordance with applicable Participant elections, with respect to the Participant’s benefit accrued through the date of termination, and in no event shall any such action purporting to terminate the Plan form the basis for accelerating distributions to Participants and Beneficiaries or cancelling deferral elections then in effect.

(v)	If amounts will be distributed upon the Plan’s termination, each Participant who is employed by the Company or an Affiliate immediately prior to the date of such Plan termination will become fully vested in his or her Account.

Section 6.07. Administrative Expenses.

Costs of establishing and administering the Plan will be paid by the Participating Employers.

Section 6.08. Successors and Assigns.

This Plan shall be binding upon and inure to the benefit of the Participating Employers, their successors and assigns and the Participants and their heirs, executors, administrators, and legal representatives.

Section 6.09. Right of Offset.

The Participating Employers shall have the right to offset from the benefits payable hereunder any amount that the Participant owes to the Company or an Affiliate or other entity in which the Company or an Affiliate maintains an ownership interest. The Company may effectuate the offset without the consent of the Participant (or, in the event of the Participant’s death, without the consent of the Participant’s spouse or Beneficiary).

Section 6.10. Not a Contract of Employment.

This Plan may not be construed as giving any person the right to be retained as an employee of the Company or any Affiliate.

Section 6.11. Miscellaneous Distribution Rules.

The provisions of this paragraph will supersede any inconsistent distribution provisions of the Plan. If and to the extent that the Company reasonably anticipates that the making of a payment will violate Federal securities laws or other applicable law, the payment shall be deferred until the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation. For this purpose, the making of a payment is not treated as a violation of applicable law because the payment would cause the inclusion of amounts in gross income of the recipient or result in a penalty or any provision of the Code being or becoming applicable.

Section 6.12. Nontransferability.

Prior to payment thereof, no benefit under the Plan shall be assignable or subject to any manner of alienation, sale, transfer, claims of creditors, pledge, attachment or encumbrance of any kind.

Section 6.13. Limitation on Actions.

Any action or other legal proceeding with respect to the Plan may be brought only after the claims and appeals procedures of Section 6.03 are exhausted and only within the period ending on the earlier of (i) one year after the date the claimant receives notice or deemed notice of a denial upon appear under Section 6.03(b), or (ii) the expiration of the statute of limitations period under applicable federal law.

BUCYRUS INTERNATIONAL, INC.

By:

Title:

Date:

APPENDIX A

409A TRANSITION RULES

Participants were permitted to elect a deferral with respect to their 2006 bonus, payable in early 2007, by filing a deferral election no later than December 31, 2006.

APPENDIX B

DBT AMERICA PLANS

Effective as of December 31, 2007, the following nonqualified deferred compensation arrangements were terminated:

•	The DBT America Inc. Executive Deferred Compensation Plan;

•	The Deferred Compensation Agreement between DBT America Inc. and William S. Tate, dated March 10, 2005; and

•	The Deferred Compensation Agreement between DBT America Inc. and Luis DeLeon as amended and restated effective January 1, 2005 (collectively, the “DBT Plans”).

On December 31, 2007, the accounts maintained under the DBT Plans shall be valued and transferred to this Plan, and shall be subject to all terms and conditions of this Plan thereafter. Any deferral election in effect under the DBT America, Inc. Executive Deferred Compensation Plan with respect to 2007 bonus amounts that will be paid in 2008 shall be honored (including for an employee of DBT America, Inc. who is not otherwise eligible to participate in this Plan in 2008) and such deferred amounts shall be credited to the individual’s account under this Plan.

On December 31, 2007, the Account of William S. Tate will be credited with an additional employer contribution of $12,500 if the aggregate elective deferrals made by Mr. Tate under his DBT Deferred Compensation Agreement and under this Plan during 2007 equal or exceed $50,000.

Prior to December 31, 2007, a Participant who is employed by the Company or an Affiliate and who has an account balance under the DBT Plans that is transferred to this Plan shall be given an opportunity to file a distribution election under this Plan, which distribution election shall become effective on January 1, 2008.

If a Participant in the DBT Plans terminates employment prior to January 1, 2008, the Participant’s DBT Plan account shall be paid in accordance with the distribution election filed (or default form of distribution specified) under the applicable DBT Plan, which form of payment shall be incorporated into this Plan by reference.